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Exhibit 10.33

[Company Letterhead]

March 11, 2005

Nicholas J. Costanza
Sr. Vice President, General Counsel
& Secretary
The Titan Corporation

  Re:
  Employment Agreement Extension

Dear Nick,

        This will confirm that the Board of Directors has approved an extension of the term of that certain Employment Agreement between you and the Company dated April 2, 2003 (the "Employment Agreement").

        Accordingly, the Term of the Employment Agreement, as such term is defined in the Employment Agreement, is hereby extended for an additional two year period, until April 2, 2007, unless terminated earlier in accordance with the Employment Agreement.

        All other terms and conditions of the Employment Agreement shall remain unaffected by this extension and shall remain in full force and effect.

Very truly yours,

/s/ Gene W. Ray

Gene W. Ray
Chairman, CEO and President
The Titan Corporation

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  Exhibit 10.33